Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES HIGHLIGHTS OF 2013 ANALYST CONFERENCE

HOUSTON (December 17, 2013) -- Noble Energy, Inc.’s (NYSE: NBL) senior management is hosting a conference today in Houston, Texas with analysts and investors to provide an update on the Company’s current operations, future plans and operational outlook. Today’s presentation includes the following key highlights:

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Production is projected to increase at a compound annual growth rate (CAGR) of 18 percent over the next five years, resulting in production of 629 thousand barrels of oil equivalent per day (MBoe/d) in 2018

•	Net discovered unbooked resources have grown to 6.4 billion barrels of oil equivalent (BBoe), up 25 percent from the 2012 Analyst Conference

•	Discretionary cash flow is expected to grow more than $1 billion per year on average through 2018, exceeding the Company’s organic cash capital beginning in 2016

•	Cumulative capital investments from 2014 to 2018 are anticipated to be $1 billion less than the capital investments projected for the same time period in the 2012 Analyst Conference plan

•	Return on average capital employed is anticipated to reach 17 percent in 2018

•	Total proven reserves are expected to be 2.9 BBoe by the end of 2017, representing an increase of over 150 percent compared to year-end 2012

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In the DJ Basin, the implementation of Integrated Development Plans (IDPs) are anticipated to enhance before-tax net present value by more than $1 billion per IDP through drilling and completion efficiencies, improved facility coordination, and increased drilling of extended-reach laterals

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Per well valuation in the Marcellus Shale wet-gas area has increased substantially over the past two years, driven by a 15 percent enhancement in estimated ultimate recoveries (EURs), a 10 percent decrease in drilling and completion costs, and increased drilling of extended-reach laterals

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Four recent exploration discoveries in the deepwater Gulf of Mexico, which represent more than $1.3 billion of before-tax net present value, are anticipated to more than double production and before-tax operating cash flow in the region over the next five years

•	Average annual before-tax operating cash flow in West Africa is estimated to be approximately $1 billion per year from 2014 to 2018

•	In the Eastern Mediterranean, net natural gas sales are expected to increase to 575 million cubic feet per day (MMcf/d) in 2018 and over one billion cubic feet per day (Bcf/d) in 2023

Charles D. Davidson, Noble Energy’s Chairman and CEO stated, “Today we will be highlighting the uniqueness of Noble Energy which is enabling us to further extend our delivery of strong double-digit growth in production while also increasing returns. After having already delivered double-digit growth over the past two years normalized for divestitures, we are now positioned to deliver another five years of growth at an annual compounded rate of 18 percent. The result in 2018 is projected production of well over 600 thousand barrels of oil equivalent per day, more than triple what we averaged in 2011. Our multi-year growth continues to be extremely transparent, with over 95 percent of the 2018 volume coming from our existing proven and discovered unbooked resources, which combined now total 7.5 billion barrels of oil equivalent. Discretionary cash flow is projected to grow 19 percent per year over the next five years, resulting in our ability to fully fund our five-year capital plan of $28 billion. We believe our plan reflects truly unique performance among exploration and production companies of similar size and will provide significant value accretion in the coming years. I am proud of what we have already delivered and am even more excited about what we are positioned to deliver in the future.”

U.S. Onshore
Total net risked resources for the U.S. Onshore assets have grown to 5.5 BBoe. Approximately two-thirds of the Company’s total 2014 to 2018 capital investments are planned for the continued acceleration of the DJ Basin and Marcellus Shale plays. Production from the U.S. Onshore assets is anticipated to grow at a CAGR of 27 percent through 2018, with before-tax operating cash flow exceeding capital by $1.6 billion over the five-year period.

In the DJ Basin, net risked resources have grown to 2.6 BBoe, a 24 percent increase in 2013 driven by continued strong well performance and increased well density. The Company’s DJ Basin production is expected to grow at a five-year CAGR of 23 percent, accelerated significantly versus the production CAGR of 18 percent for the same time period in the 2012 Analyst Conference plan. Before-tax operating cash flow is anticipated to exceed capital during the 2014 to 2018 period by approximately $5 billion.

The Company’s drilling programs in the DJ Basin are resulting in an estimated 680 equivalent-length wells (4,000 foot lateral) planned per year beginning in 2018 and 11 million lateral feet developed from 2014 to 2018. Equivalent-length and extended-reach lateral wells continue to perform at expected rates. Downspacing drilling has confirmed a minimum of 16 wells per section across the majority of the

Company’s acreage position, with no production interference observed. Additional downspacing testing is planned in 2014 and 2015, targeting 24 and 32 wells per section in multiple areas.

Seven IDPs have been identified in the DJ Basin, with the initial two sanctioned IDPs being Wells Ranch and East Pony. On average, each IDP has the potential to enhance before-tax net asset value by approximately $1 billion, representing significant value accretion over previous development programs. A higher percentage of extended-reach lateral wells are planned as part of the IDPs, with the potential to account for up to 50 percent of total lateral footage drilled.

In the Marcellus Shale, net risked resources have increased 30 percent from the 2012 Analyst Conference to 13 trillion cubic feet of natural gas equivalent (Tcfe) due to higher per well EURs and increased lateral density. Net production is expected to grow at a five-year CAGR of 46 percent, exceeding one Bcfe/d in 2018.

Acceleration of operations in the Marcellus Shale continues with plans to double rig count and develop up to two million lateral feet per year by 2018. Strong continued operational performance has further enhanced per well valuation, resulting in a doubling of average rates of return and a net present value increase of between 5 and 7 times. These substantial improvements are the result of a 15 percent increase in EURs, a 10 percent decrease in average drilling and completion costs, along with increased focus on drilling extended-reach laterals.

The Company is also employing the IDP approach in the Marcellus Shale. The first of these is in the Majorsville wet-gas area in West Virginia and Pennsylvania, where the projected value of the IDP is an incremental $150 million net to Noble Energy.

Significant near-term upside is being tested through additional downspacing and reduced stage and cluster spacing completions, as well as continued testing of the Burkett Shale in multiple areas. Approximately 50 percent of the Company’s acreage position has been identified to be prospective for the Burkett Shale.

The Company recently agreed to acquire a 50 percent working interest in approximately 90,000 contiguous gross acres in Lewis and Harrison counties of West Virginia. Total net risked resources of 1.8 Tcfe will be additive to the Company’s 13 Tcfe total Marcellus resource estimate. The acquired assets, which include rights to the Marcellus, Burkett, and other Upper Devonian formations, are planned for first drilling in late 2015. The Company’s net acquisition capital is approximately $95 million.

Global Deepwater
In the deepwater Gulf of Mexico and West Africa, combined production is anticipated to average more than 100 MBoe/d through 2018, with before-tax operating cash flow exceeding capital by $4.7 billion during the period. Four additional major project developments are being progressed, with all anticipated to commence production by the end of 2016.

In the deepwater Gulf of Mexico, net production and before-tax operating cash flow is projected to more than double over the next five years. Significant exploration success in the Miocene trend has resulted in four exploration discoveries, including Big Bend, Troubadour, Gunflint, and Dantzler, which combine for more than $1.3 billion in before-tax net present value. Both Big Bend and Gunflint were sanctioned in 2013, with first production at Big Bend planned for late 2015 and Gunflint in mid-2016. The recent discovery at Dantzler is progressing rapidly towards sanction. Dantzler is planned as a subsea tie-back utilizing existing infrastructure for Big Bend, with projected first oil production planned in 2016. With nearly four BBoe gross unrisked resource potential in the exploration inventory, Noble Energy anticipates drilling four or five new prospects in the deepwater Gulf of Mexico over the next 24 months.

In West Africa, production is approximately 80 MBoe/d net and the Company anticipates its operations will generate around $1 billion of before-tax operating cash flow per year through 2018. Alen, the Company’s operated gas-condensate recycling and production facility, has ramped up to 28 thousand barrels of condensate per day (MBbl/d) gross. Additional enhancements at the field are anticipated to grow production to 30 to 35 MBbl/d by mid-2014. The next planned major development project is the Diega area, with estimated gross resources of between 70 and 200 MMBoe. Recent appraisal drilling at the Diega field encountered significant oil quantities and high-quality reservoir, with a successful flow test indicating the potential for over 10 MBbl/d per well deliverability. Plans are to sanction Diega in 2014 as a subsea tie-back to the Aseng FPSO, with first production targeted in late 2016.

Eastern Mediterranean
In the Eastern Mediterranean, discovered gross resources have grown to approximately 40 trillion cubic feet of natural gas. Demand for natural gas in the Eastern Mediterranean continues to increase rapidly, in both Israel and various regional markets. Net production is projected to increase at a 23 percent CAGR to approximately 575 MMcf/d in 2018 and then approximately double over the next five years to 1.1 Bcf/d in 2023.

At Tamar, the onshore compression project at the Ashdod receiving terminal is progressing, with plans to enhance deliverability to 1.2 Bcf/d gross by mid-2015. Additional expansion to 1.5 Bcf/d is planned for 2016. The discovery of the Tamar Southwest field, which was recently sanctioned internally, is being planned to support deliverability as part of the expansion plans. The next major project for development is the world-class Leviathan field. With gross resources at the field increased to 19 trillion cubic feet, multiple phases of development are being progressed toward sanction. Initial production from the field is planned in 2017.

Significant exploration potential remains on the Company’s acreage position in the Eastern Mediterranean, with approximately 3 billion barrels of gross unrisked oil potential in the deep Mesozoic play in both Cyprus and Israel and four trillion cubic feet gross of natural gas potential in Cyprus. Current plans are to resume exploration drilling in the Eastern Mediterranean in late 2014 or early 2015.

Exploration and New Ventures
Noble Energy’s strong track record of exploration success has delivered more than 3 BBoe of net resources and created approximately $16 billion of before-tax net present value since 2005. These existing discoveries are planned to deliver production of approximately 170 MBoe/d in 2018.

During 2014 and 2015, the Company anticipates testing prospects totaling approximately 850 MMBoe of net risked resources. Key drilling activities include 4 to 5 wells in the deepwater Gulf of Mexico, crude oil and natural gas targets in the Eastern Mediterranean, and the Company’s first operated prospect in the Falkland Islands. Significant 3D seismic acquisition is planned to progress multiple proven and frontier areas towards drilling, including in the deepwater Gulf of Mexico, Eastern Mediterranean, Sierra Leone, and the Falkland Islands. Noble Energy was recently announced as top bidder, in the initial phase, on an exploration block offshore Gabon in the pre-salt Cretaceous play. The Company is in discussions with the government of Gabon with regard to finalizing the exploration license.

In addition, the Company will continue exploration drilling on the Wilson unconventional play in northeast Nevada during 2014. Noble Energy has reached total depth on its first exploratory well in the Wilson play and is nearing completion on its second well. Initial results from the first well indicate strong evidence of an active petroleum system within the primary objective. Additional drilling and testing to assess the play is planned.

Analyst Meeting Webcast
Noble Energy’s 2013 analyst conference will be available via webcast at 8 a.m. Central Time, December 17, 2013, on the ‘Investors’ page of the Company’s website at www.nobleenergyinc.com. A replay of the webcast will be available on the website until March 17, 2014.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts
David Larson
(281) 872-3125
dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 876-8873
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’ s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

This news release also contains certain forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. The GAAP measures most comparable to the forward-looking non-GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort. These forward-looking non-GAAP financial measures are defined in the appendix to the Company’s 2013 Analyst Conference presentation which is available on the Company’s website, http://www.nobleenergyinc.com.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “net risked resources”, “estimated ultimate recovery” or “EUR”, “gross resources” and “gross mean resources.” These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.